PURCHASE AGREEMENT

        AGREEMENT dated below between International Monetary Corp. (“IMC” or “The Company”) and Stocktrade Network, Inc. (“STN” or “Purchaser”) and/or its assignees (“Purchaser”), regarding the sale and purchase of 80,000 shares of the IMC in consideration for $50,000.

        WHEREAS The Company wishes to sell and Purchaser wishes to purchase 80,000 shares of the Common Stock of IMC, on the terms and conditions set forth below;

        NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants set forth herein, it is agreed as follows;

EXCHANGE OF STOCK

On the signing of this Agreement, the Company will convey and transfer 80,000 shares of common stock of the Company representing 19.2% of the issued and outstanding shares of the Company to Purchaser in consideration for $50,000 paid by Purchaser.

SELLER’S OBLIGATION

On the closing date, the Seller will immediately prepare and file an amended Form B/D with the SEC, the NASD and all required states, indicating the net change in the ownership of the Company, as necessary, and indicating that present management will stay in charge and assist Purchaser in preparing for a change of management when, as, and if, approved by the NASD.

Seller represents and warrants to Purchaser the following on the date hereof, which representations shall continue to be true on the closing date:

1.	Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own and operate its properties and to carry on business as now being conducted or as conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its properties, assets or business requires such qualification and in which the failure to so qualify could have a material adverse effect on its business.
2.	The transactions contemplated by this Agreement have been duly authorized by the necessary corporate actions, including, approval by the Company's Board of Directors and Holders of a majority of the Stock
3.	Seller represents that all of its tax filings are up to date.
4.	Company is operating in full compliance with the laws and the rules and regulations of the regulatory agencies having jurisdiction over it.
5.	The Shares of Common Stock are free and clear of any and all encumbrances. There are no other stock or stock equivalents issued or to be issued.
6.	The officer who is executing this Agreement on behalf of the Company is duly authorized to do so.

BUYERS’S OBLIGATION

        1. Buyer will contribute funds to IMC or its majority owned subsidiary Legend Securities Inc. (‘Legend”) at its discretion over the next several months. Some funds will be in the form of rent credits, payments to creditors, telephone expense credits, and others to be determined. STN, IMC, and Legend shall document all such payments.

        2. Buyer shall give the shareholders of record of IMC as of January 15, 2002 an 3 call options to buy a postion based on ownership on said date 105,700 shares of common stock of IMC at certain dates determine in the future. Details on the call agreements shall be provided in a separate document.

INDEMNIFICATION

The Seller shall indemnify and hold harmless the Purchaser with respect to all matters, which pursuant to the express terms of this Agreement above shall survive the closing. This indemnification shall include, without limitation, any claim, debt or liability whatsoever asserted against the Stock which arose prior to the closing, and sha1l include the Purchaser’s costs and attorney’s fees in defending any such claim. Seller will defend (at his cost) any actions that appear after closing for actions that are his responsibility.

NOTICES

A.     This Agreement shall be enforced and interpreted in accordance with the terms and laws of the State of New York in Courts of the State of New York, which shall have jurisdiction hereunder. Personal service in any proceeding shall be made and accepted in the manner of giving of notice as below stated.

B.     Any notices, demands, consent or other communications which may or shall be given one business day after the day sent by overnight courier service, in each case, addressed to the parties as below provided.

If to Purchaser at:	Stocktrade Network, Inc. 39 Broadway, Suite 720 New York, NY 10006

If to Seller at:	IMC Securities Inc. 39 Broadway, Suite 720 New York, NY 10006

C.     This Agreement may be executed in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF the parties have set their hands and seals as of January 15, 2002

STOCKTRADE NETWORK, INC.

By:     /s/Anthony Fusco

ANTHONY FUSCO

INTERNATIONAL MONETARY CORP.

By:     /s/Salvatore Caruso

SALVATORE CARUSO

By:     /s/Mark Sulavka

MARK SULAVKA